Exhibit 10.14

** Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LIMITED LIABILITY COMPANY AGREEMENT

OF

1.21 Gigawatts, LLC

Dated as of January 6, 2022

i

ii

Schedules & Exhibits:

Schedule 1	Representations and Warranties
Schedule 2	Initial Project Description
Exhibit A	Members; Units; Percentage Interests
Exhibit B	Tax Matters
Exhibit C	Asset Management Services
Exhibit D	Hosting Agreement
Exhibit E	Power Purchase Agreement
Exhibit F	Training Agreement

iii

LIMITED LIABILITY COMPANY AGREEMENT OF

1.21 Gigawatts, LLC

This LIMITED LIABILITY COMPANY AGREEMENT of 1.21 Gigawatts, LLC, a Delaware limited liability company (the “Company”), dated effective as of January 6, 2022 (the “Effective Date”), is adopted, executed and agreed to, by and among the Company and the Members listed on Exhibit A. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 2.1.

RECITALS

WHEREAS, the Certificate of Formation of the Company was filed with the Office of the Secretary of State of the State of Delaware on October 22nd, 2021 (as amended, modified or supplemented from time to time, the “Certificate”);

WHEREAS, the Company and the Members desire to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
THE COMPANY

Section 1.1         Formation of the Company. The Company was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) by the filing of the Certificate with the Office of the Secretary of State of the State of Delaware on October 22nd, 2021. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the DLLCA and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the DLLCA in the absence of such provision, this Agreement shall, to the extent permitted by the DLLCA, control.

Section 1.2         Name. The name of the Company is “1.21 Gigawatts, LLC”, as such name may be modified from time to time by the Managing Member as it may deem advisable.

Section 1.3         Business of the Company. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the business of the Company shall be to, directly or indirectly through one or more Subsidiaries, (a) develop, acquire, construct, finance, operate, maintain and own one or more data centers designed for the hosting of computers, servers and related technology and equipment, including for use in the mining or other development of cryptocurrencies, blockchain-based technologies or other encrypted digital public ledgers of transactions (each, a “Data Center”), including the Data Center described on Schedule 2 (the “Initial Project”), each of which may be owned by Subsidiaries or joint ventures entered into by the Company in accordance with the terms of this Agreement, and (b) enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as the Managing Member may reasonably deem necessary or advisable to the carrying out of the foregoing businesses of the Company (collectively, the “Business”).

Section 1.4         Location of Principal Place of Business. The location of the principal place of business of the Company shall be Jamestown, North Dakota, or such other location as may be determined by the Managing Member. In addition, the Company may maintain such other offices as the Managing Member may deem advisable at any other place or places.

Section 1.5         Registered Agent. The registered agent of the Company for service of process in the State of Delaware shall be that Person and location reflected in the Certificate, or such other Person and office as the Managing Member may designate from time to time in the manner provided by law.

Section 1.6         Term. The term of the Company commenced on the date of filing of the Certificate, and shall continue in perpetuity until the Company is earlier dissolved and terminated in accordance with the provisions of this Agreement.

Section 1.7         Foreign Qualification. The Managing Member is authorized to cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which such qualification is necessary and, if necessary, to make such filings and take such actions as may be required to keep the Company in good standing in that jurisdiction. The Managing Member is authorized to approve and cause to be executed and delivered such certificates and other instruments, if any, that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 1.8         Tax Treatment. The Members intend for the Company to be treated as a partnership for U.S. federal and, if applicable, state and local income tax purposes. The Company and the Members will file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and no election to the contrary will be made, except as otherwise specifically provided in this Agreement.

ARTICLE 2
DEFINITIONS

Section 2.1         Definitions. The following terms used in this Agreement shall have the following meanings.

“Accredited Investor” has the meaning set forth for such term in Rule 501 of Regulation D under the Securities Act (but excluding for such purposes Rule 501(a)(4) thereunder), as such rule may be amended or otherwise modified from time to time.

“Additional Units” has the meaning set forth in Section 3.3(a).

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or other taxable period, after:

(a)            crediting to such Capital Account any amounts that such Member is obligated to restore to the Company pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation §§ 1.704-2(g)(1) and (i)(5); and

(b)            debiting from such Capital Account the items described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the specified Person; provided, however, that (a) no Member shall be considered an Affiliate of any member of the Company Group, and (b) no member of the Company Group shall be considered an Affiliate of any Member.

“Agreement” means this Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

“Antpool Member” means Antpool Capital Asset Investment L.P., a company established under the laws of the Cayman Islands.

“APLD Member” means Applied Blockchain, Inc., a Nevada Corporation.

“Approved Project” means (a) the Initial Project and (b) any Proposed Project approved by the Members in accordance with Section 8.4(b).

“Asset Management Services” has the meaning set forth in Section 8.3.

“Assignees” has the meaning set forth in Section 10.2(f).

“Bankruptcy Law” means any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar Law.

“Base Default Amount” has the meaning set forth in Section 4.1(e)(i).

“Bipartisan Budget Act” means Code Sections 6221 through 6241, together with applicable Regulations, Revenue Rulings, and case law interpreting Code Sections 6221 through 6241 or any analogous provision of state or local Law.

“Blocker Company” means corporations, limited partnerships, limited liability companies or other entities, in each case, that are taxable as corporations for U.S. federal income tax purposes.

“Blocker Company Contribution” has the meaning set forth in Section 10.5(e).

“Blocker Company Investor” means any Member that is a direct or indirect beneficial owner of a Blocker Company.

“Blocker Transfer” has the meaning set forth in Section 10.5(c).

“Business” has the meaning set forth in Section 1.3.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to close in the State of Delaware, North Dakota.

“Call Notice” means a written notice approved by Supermajority Consent and issued by the Company (duly executed by an authorized officer of the Company) to each Member to request additional cash Capital Contributions pursuant to Section 4.1(b) or Section 4.1(c).

“Capital Account” means, with respect to each Member, the account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2.

“Capital Contribution” means the dollar amount of any cash or cash equivalents or the initial Gross Asset Value of any property or asset, in each case, that a Member contributes to the Company.

“Cash Flow” means, with respect to any measurement period, the sum of all cash and cash equivalents of the Company on hand at the end of such measurement period, less the amount of any cash reserves established by the Managing Member in accordance with Section 6.4.

“Certificate” has the meaning set forth in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph.

“Company Expense” means any operating and administrative expenses of any member of the Company Group that are paid or incurred by any member of the Company Group and that are not Project Expenses, including payment of the Managing Member’s costs and expenses in accordance with Section 8.7.

“Company Group” means the Company and its Subsidiaries.

“Company Level Taxes” means any U.S. federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Bipartisan Budget Act.

“Confidential Information” has the meaning set forth in Section 13.2(a).

“Contributing Member” has the meaning set forth in Section 4.1(e)(ii).

“Control” and its correlative terms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Covered Person” means (a) any Member, any Affiliate of a Member or any of such Member’s or such Affiliate’s officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents, (b) the Managing Member, (c) the Partnership Representative and (d) any other Person while serving or acting at the request of any member of the Company Group as a director, officer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Data Center” has the meaning set forth in Section 1.3.

“Default Date” has the meaning set forth in Section 4.1(e)(i).

“Default Rate” means, as of any date of determination, a rate per annum, equal to the lesser of (a) the greater of (i) the “Prime Rate” published in The Wall Street Journal on the Business Day immediately preceding such date, plus 7%, and (ii) 8.5%, and (b) the maximum rate permitted by Law.

“Defaulting Member” has the meaning set forth in Section 4.1(e)(i).

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or other taxable period, except that if (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period and which difference is being eliminated by use of the “remedial allocation method” as defined by Regulation § 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Regulation § 1.704-3(d)(2), and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction allowable for such Fiscal Year or other taxable period bears to such beginning adjusted tax basis; provided, however, in the case of clause (b) above, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Effective Date” has the meaning set forth in the introductory paragraph.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Excluded Securities” means any Units issued by the Company in connection with: (a) a grant to any existing or prospective consultants, employees or Officers pursuant to any profits interest, incentive equity or similar equity-based plans or other compensation arrangement approved by the Managing Member; (b) the exercise of any warrants or other rights to acquire Units; (c) any acquisition by the Company of any equity interests, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company; (e) the commencement of any IPO; or (f) the making of any additional Capital Contribution pursuant to Section 4.1(b) or Section 4.1(c).

“Exercise Notice” has the meaning set forth in Section 3.4(c).

“Exercise Period” has the meaning set forth in Section 3.4(c).

“Exercising Member” has the meaning set forth in Section 3.4(c).

“Fiscal Year” has the meaning set forth in Section 7.3.

“Governmental Authority” means any (a) national, state, county, municipal or local government (whether domestic or foreign) and any political subdivision thereof, (b) court or administrative tribunal, (c) other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority or state public utility commission, or any comparable authority) or (d) arbitrator with authority to bind a party at law.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for U.S. federal income tax purposes, except as follows:

(a)            the initial Gross Asset Value of any asset contributed (or deemed contributed) by a Member to the Company shall be the Value of such asset as of the date of contribution;

(b)            the Gross Asset Values of all the Company assets will be adjusted to equal their respective Values (taking Code Section 7701(g) into account) upon the occurrence of any of the following events: (i) the acquisition of a new or additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property (including cash) as consideration for all or a portion of an Interest; (iii) the liquidation of the Company within the meaning of Regulation § 1.704-1(b)(2)(ii)(g); (iv) the grant of an Interest (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; and (v) the occurrence of any other event with respect to which a revaluation of Company assets is permitted under Regulation § 1.704-1(b)(2)(iv)(f) as determined by the Managing Member;

(c)            the Gross Asset Value of any Company asset distributed (or deemed distributed) to any Member shall be adjusted to equal the Value of such asset on the date of distribution;

(d)            the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Regulation § 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (b) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)            if the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss (and not the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes).

“Hosting Agreement” means the Hosting Service Framework Agreement substantially in the form of Exhibit D.

“Initial Capital Contribution” has the meaning set forth in Section 4.1(a).

“Initial Project” has the meaning set forth in Section 1.3.

“Initiating Member(s)” has the meaning set forth in Section 10.5(a).

“Insolvency Event” means, with respect to any Person:

(a)            such Person has, pursuant to or within the meaning of any Bankruptcy Law, (i) commenced a voluntary case, (ii) consented to the entry of any order for relief against it in an involuntary case, (iii) consented to the appointment of a Custodian of it or for all or substantially all of its assets or (iv) made a general assignment for the benefit of its creditors;

(b)            a court of competent jurisdiction has entered an order or decree with respect to such Person under any Bankruptcy Law that (i) is for relief against such Person in an involuntary case, (ii) appoints a Custodian of such Person or for all or substantially all of such Person’s assets, or (iii) orders the liquidation of such Person, and the order or decree remains unstayed and in effect for 60 consecutive days;

(c)            such Person becomes unable, admits in writing its inability, or fails generally to pay its debts as they become due; or

(d)            the winding-up, liquidation or dissolution of such Person.

“Interest” means the ownership interest of a Member in the Company at any particular time, including its interest in the capital, profits, losses and distributions of the Company.

“IPO” means any underwritten public offering of equity securities made (a) pursuant to a registration statement filed in accordance with the Securities Act or (b) in accordance with any similar applicable securities Laws of any foreign or international jurisdiction.

“Issuance Notice” has the meaning set forth in Section 3.4(b).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law (including common law), regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration of a Governmental Authority.

“Lease Agreements” means the Lease Agreements to be entered into by the Company and the applicable landlords for the Company’s sites.

“Liquidator” has the meaning set forth in Section 11.2(c).

“Loan Agreements” means the Loan Agreements to be entered into by the Company and the applicable lenders in connection with the contemplated debt financing of the Initial Project set forth in Exhibit A.

“Managing Member” means APLD Member, and each replacement Managing Member appointed pursuant to Section 8.2.

“Managing Member Affiliate Contract” has the meaning set forth in Section 8.6.

“Member” and “Members” means each of the Persons listed on the signature pages attached hereto, as well as each Substituted Member.

“Net Income” and “Net Loss”, respectively, for any Fiscal Year or other taxable period means the taxable income or loss of the Company for such Fiscal Year or other period as determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) and using the method of accounting followed by the Company for U.S. federal income tax purposes, including, for all purposes, any income exempt from U.S. federal income tax and any expenditures of the Company that are described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation § 1.704-1(b)(2)(iv)(i); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (i) any income, gain, loss or deduction attributable to the disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its Gross Asset Value as of such date, (ii) if the Gross Asset Value of any Company asset is adjusted pursuant to clause (b), (c) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as gain or loss, and (iii) in lieu of any depreciation, cost recovery and amortization deductions as to any Company asset, there shall be taken into account Depreciation as to such Company asset for such period; provided, further, however, that any item (computed with the adjustments in the preceding proviso) specially allocated under Section 4 of Exhibit B shall be excluded from the computation of Net Income and Net Loss.

“Non-Recourse Party” has the meaning set forth in Section 13.13.

“Optional Contribution” has the meaning set forth in Section 4.1(c).

“Partnership Representative” has the meaning set forth in Exhibit B.

“Percentage Interest” means, with respect to each Member or a specified group of Members, a fraction (expressed as a percentage), (a) the numerator of which is the number of Units held by such Member or group of Members, and (b) the denominator of which is the aggregate number of Units held by all Members holding such Units.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Power Purchase Agreements” means the Power Purchase Agreements to be entered into by the Company and the applicable power providers with material terms set forth in Exhibit E.

“Preemptive Member” has the meaning set forth in Section 3.4(a).

“Preemptive Rights Issuance” has the meaning set forth in Section 3.4(a).

“Pro Rata Portion” means, with respect to any Preemptive Member as of the date of issuance of any Additional Units, a number of Additional Units (on a class by class basis, if applicable) equal to the product of (i) the total number of Additional Units (on a class by class basis, if applicable) to be issued by the Company on such date and (ii) such Preemptive Member’s Percentage Interest (relative to the Percentage Interests of all participating Preemptive Members) immediately prior to the applicable issuance of the Additional Units.

“Proceeding” has the meaning set forth in Section 9.1(a).

“Project” means any Data Center and any related facilities, infrastructure and equipment.

“Project Expense” means, with respect to any Approved Project, any cost incurred by the Company (or the Company’s share of any such costs and expenses incurred by a Subsidiary of the Company) in connection with the acquisition, development, construction, operation and maintenance of such Approved Project.

“Proposed Project” means any Project (other than the Initial Project) proposed by the Managing Member to the other Members to be developed, constructed, owned and/or operated by a member of the Company Group.

“PublicCo” has the meaning set forth in Section 10.5(d).

“Regulation” means a regulation promulgated under the Code by the U.S. Department of the Treasury, whether in proposed, temporary or final form.

“Reorganization” has the meaning set forth in Section 10.5(d).

“Representatives” has the meaning set forth in Section 13.2(b).

“Required Contribution” has the meaning set forth in Section 4.1(b).

“Sale of the Company” means with respect to the Company (a) an IPO undertaken in accordance with Section 10.5(d), (b) the sale, assignment or other disposition for value to a third party of all or substantially all of the Units, (c) the sale, assignment of other disposition for value to a third party of all or substantially all of the assets of the Company Group, or (d) the merger or other business combination of the Company in which, immediately after such merger or restructuring, a majority of the outstanding Units are held by Persons who were not Members immediately prior to such merger or restructuring.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means as to any particular Person, each Person in which such particular Person owns, directly or indirectly, a majority of the voting equity interests or is a general partner or otherwise has the power to control, by agreement or otherwise, the management and general business affairs of such other Person. In the case of the Company, each Person in which the Company directly or indirectly owns any equity interests shall be deemed to be a Subsidiary of the Company.

“Substituted Member” means any Person admitted to the Company as a substituted Member following a Transfer to such Person of all or any portion of a Member’s Units made in compliance with the provisions of Article 10.

“Supermajority Consent” means, as of any applicable time of determination, the written consent of the Members (other than any Defaulting Member) holding at least ninety percent (90%) of the issued and outstanding Units held by all Members (other than any Defaulting Member).

“Tax Distributions” has the meaning set forth in Section 6.2.

“Third Party Purchaser” has the meaning set forth in Section 3.4(d).

“Total Default Amount” has the meaning set forth in Section 4.1(e)(i).

“Training Agreement” means the Training and Cooperation Agreement substantially in the form of Exhibit G.

“Transaction Documents” means this Agreement, the Hosting Agreement, the Power Purchase Agreements, the Lease Agreements, the Loan Agreements, the Training Agreement and any one or more additional agreements entered into by the Company from time to time in connection with any Approved Project.

“Transfer” means, with respect to any Units, a direct or indirect, voluntary or involuntary sale (including a merger or consolidation), assignment, transfer, conveyance, exchange, bequest, devise, gift, pledge, grant of a security interest or any other alienation or disposition (in each case, with or without consideration) of any rights, interests or obligations with respect to all or any portion of such Unit; provided, however, that in no event shall a “Transfer” include any direct or indirect transfer or issuance of ownership interests in, or merger, asset sale, reorganization, recapitalization, restructuring, change in control or other change in or with respect to, any of the Members or any Person that, directly or indirectly, has an ownership interest in any Member.

“Transferee” means any Person to whom a Transfer is made or effected.

“Transferor” means any Person who effects or is subject to a Transfer.

“Units” means units and any other equity securities issued by the Company representing any class or series of Interests created or issued in accordance with the terms of this Agreement.

“Value” of any asset of the Company, as the case may be, as of any date, means the fair market value of such asset, as the case may be, as of such date, as determined by the Managing Member.

“Void Transfer” has the meaning set forth in Section 10.1.

“Withdrawing Member” has the meaning set forth in Section 10.2(f).

Section 2.2         Rules of Interpretation. Unless the context otherwise clearly requires: (a) a term has the meaning assigned to it; (b) the word “or” is not exclusive; (c) wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (d) provisions apply to successive events and transactions; (e) all references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including without limitation”; (f) all references in this Agreement to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph, clause or other subdivision; (g) all references in this Agreement to “$,” dollars or cash amounts shall mean United States Dollars; and (h) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner. Wherever in this Agreement a Member or other Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member or Person is entitled to consider, favor and further such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any Subsidiary of the Company or any other Member or Person. Wherever in this Agreement a Member is permitted or required to make a decision or determination or take an action in its “discretion” or its “judgment,” that means that such Member may take that decision in its “sole discretion” or “sole judgment” without regard to the interests of any other Person, except as limited by Section 8.8(b).

ARTICLE 3
MEMBERS and issuances of interests

Section 3.1       Members. Each of the APLD Member and the Antpool Member is admitted as a Member of the Company as of the Effective Date. Additional Members may be admitted to the Company in connection with an issuance of Interests made in compliance with this Agreement or as Substituted Members as provided in Section 10.2.

Section 3.2       Interests and Units; Percentage Interest. As of the Effective Date, the Interests shall be in one class and represented by Units. The number of Units and Percentage Interest held by each Member as of the Effective Date are set forth on Exhibit A, which exhibit shall be amended or supplemented by the Managing Member as required to reflect changes and adjustments made from time to time in accordance with the terms of this Agreement, including to reflect the admission of additional Members or Substituted Members in accordance with Section 10.2(d), or the issuance of Additional Units in accordance with Section 3.3.

Section 3.3       Issuances of Additional Units.

(a)       Additional Units. Subject to Section 3.4 and Section 8.4(b), the Managing Member may cause the Company to (i) issue to any Member or Person additional Units (including as required by Section 4.1(b) or Section 4.1(c)), and (ii) create and issue to any Member or Person additional classes or series of Units (including classes or series of Units convertible into any class or series of Units, and Units representing profits interests in the Company or other form of equity incentive compensation), having such designations, preferences and relative, participating or other special rights, powers and duties as the Managing Member shall determine, including (A) the right of any such class or series of Units to share in the Company’s distributions, (B) the allocation to any such class or series of Units of profits (and all items included in the computation thereof) or losses (and all items included in the computation thereof), (C) the rights of any such class or series of Units upon dissolution or liquidation of the Company and (D) the right of any such class or series of Units to vote on matters relating to the Company and this Agreement (any such Units described in clause (i) or (ii), “Additional Units”).

(b)       Amendments for Additional Units. Subject to Article 12, and Section 8.4(b), in connection with the issuance of any Additional Units, the Managing Member may amend Exhibit A of this Agreement to reflect the creation and issuance of such Additional Units, and the Managing Member may authorize any Person to execute, acknowledge, deliver, file and record, if required, such amendment and such other documents as the Managing Member determines are necessary or desirable to reflect (i) the authorization and issuance of such Additional Units, (ii) the related rights and preferences thereof, and (iii) to the extent such Additional Units are issued to any Person other than existing Member, the admission of such Person purchasing such Additional Units as an additional Member of the Company, subject to compliance with Section 10.3.

Section 3.4       Preemptive Rights.

(a)       General. The Company hereby grants to each Member (each, a “Preemptive Member”) the right to purchase up to its Pro Rata Portion of any Additional Units (other than any Excluded Securities issued by the Company with prior approval of Supermajority Consent) that the Managing Member may from time to time propose that the Company issue or sell to any Person, subject to Section 8.4(b), Section 4.1(b), Section 4.1(e)(iii) and the terms and conditions set forth in this Section 3.4 (a “Preemptive Rights Issuance”).

(b)       Issuance Notice. The Company shall give written notice to the Preemptive Members (an “Issuance Notice”) of any proposed Preemptive Rights Issuance. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase the Additional Units and shall set forth the material terms and conditions of the proposed Preemptive Rights Issuance, including: (i) the number of Additional Units proposed to be issued and the Percentage Interest that such Additional Units, when issued, would represent; (ii) the proposed issuance date, which shall be at least twenty (20) Business Days from the date of the Issuance Notice; (iii) the proposed purchase price per Additional Unit, which may include a commitment to make Capital Contributions to the Company at a later date or subject to the satisfaction of certain conditions; and (iv) to the extent such Additional Units consist of a new class or series of Units, the terms, rights and obligations with respect to such class or series of Units.

(c)       Exercise. Each Preemptive Member shall have the right, but not the obligation, for a period of fifteen (15) Business Days following the receipt of an Issuance Notice the (“Exercise Period”), to irrevocably elect to purchase a portion of or its entire Pro Rata Portion of the Additional Units at the purchase price set forth in the Issuance Notice by delivering written notice thereof to the Company (an “Exercise Notice” and each Preemptive Member that timely delivers an Exercise Notice, an “Exercising Member”). If a Preemptive Member fails to timely deliver an Exercise Notice, then such Preemptive Member shall have no further preemptive rights with respect to such proposed Preemptive Rights Issuance.

(d)       Sale to Third Party Purchaser. If the Exercising Members do not elect to purchase all of the Additional Units described in the Issuance Notice prior to the expiration of the Exercise Period, subject to Section 8.4(b), the Managing Member shall be free to cause the Company to sell or issue to any other Person or Persons (each, a “Third Party Purchaser”) a number of Additional Units equal to the positive difference between (i) the number of Additional Units Exercising Members elect to purchase in accordance with Section 3.4(c) and (ii) the number of Additional Units proposed to be issued in the Issuance Notice; provided, that (x) such Preemptive Rights Issuance to the Third Party Purchaser must be completed at a per Unit purchase price that is not less than the per Unit purchase price set forth in the Issuance Notice and (y) such Preemptive Rights Issuance to the Third Party Purchaser must be closed within one hundred twenty (120) Business Days after the expiration of the Exercise Period (subject to extension as provided in Section 3.4(e)). In the event the Company has not consummated the proposed Preemptive Rights Issuance within such time period, the Company shall not offer, issue or sell such Additional Units without again complying with the provisions of this Section 3.4.

(e)       Closing of Issuance. The closing of any purchase by any Exercising Member shall be consummated concurrently with the consummation of the Preemptive Rights Issuance to any Third Party Purchaser, if applicable, or otherwise on the date described in the Issuance Notice, subject to extension as necessary to obtain any applicable required consents from third Persons or to reflect the date of closing of such Preemptive Rights Issuance mutually agreed by the Company and such Third Party Purchaser, subject to the limitations set forth in Section 3.4(d). Upon the closing of any Preemptive Rights Issuance, each Exercising Member shall deliver to the Company, by wire transfer of immediately available funds, an amount equal to the applicable purchase price for the Additional Units purchased by such Exercising Member. Each Exercising Member acquiring such Additional Units shall take all such other actions as may be reasonably necessary to consummate the purchase and sale, including entering into such additional agreements the Managing Member determines may be reasonably necessary or appropriate.

Section 3.5       Representations and Warranties. Each Member hereby severally represents and warrants to the Company and each other Member as of the Effective Date (and as of the date of admission with respect to any Member admitted after the Effective Date) that the representations and warranties set forth in Schedule 1 are true and correct with respect to such Member as of such date.

Section 3.6       Voting. Unless otherwise specified herein, any action by the Members or any group of Members required herein may be taken by vote at a meeting or, in lieu thereof, by written consent of the Members necessary to take such action pursuant to Section 8.4 at a meeting of the Members duly called and held for the purpose of voting on such action.

Section 3.7       Liability to Third Parties. Except as expressly set forth in this Agreement, as provided under the DLLCA or as expressly assumed in writing by a Member, no Member will have any liability for any obligations or liabilities of any member of the Company Group, whether such liabilities arise in contract, tort or otherwise.

ARTICLE 4
CAPITAL CONTRIBUTIONS

Section 4.1       Capital Contributions.

(a)       Generally; Initial Capital Contributions. On the Effective Date, the Members contributed to the Company an aggregate of $10,000.00 in cash in exchange for the Units issued on the Effective Date to the Members at a per-Unit purchase price of $0.01 as set forth on Exhibit A (the “Initial Capital Contribution”). Except as otherwise required by Law or pursuant to this Section 4.1, no Member shall be required to make any additional Capital Contribution except for Required Contributions pursuant to Section 4.1(b).

(b)       Required Capital Contributions. Upon receipt of a written Call Notice from the Company delivered in accordance with Section 4.1(d)(iii) (including the required information and documentation pursuant to Section 4.1(d)(iii)), each Member shall be required to make additional Capital Contributions (in proportion to their respective Percentage Interests relative to the Percentage Interests of all Members) reasonably necessary to fund any (A) Company Expenses or (B) Project Expenses, in each case, as determined by the Managing Member using its good faith discretion (each, a “Required Contribution”). Estimated Required Contributions to be made by each Member to complete the Initial Project are set forth on Exhibit A.

(c)       Optional Capital Contributions. If at any time the Managing Member (with the approval of Supermajority Consent) reasonably determines that the Company is in need of additional capital for reasons other than those contemplated by Section 4.1(b), then the Company may deliver a Call Notice to the Members in accordance with Section 4.1(d)(iii) requesting the Members make additional Capital Contributions to fund such capital needs (an “Optional Contribution”). Upon receipt of any Call Notice for an Optional Contribution, each Member may, but shall not be obligated to, make additional Capital Contributions called for by such Call Notice for such Optional Contribution in proportion to its Percentage Interest relative to the Percentage Interests of all Members, which shall be funded as and when required by such Call Notice. If any Member does not fund the full amount of any Optional Contribution when due, then the Managing Member may cause the Company to issue Additional Units to other Members or to third Persons without complying with Section 3.4 in order to permit the Company to raise sufficient funds to satisfy such Optional Contribution.

(d)       Use of Proceeds; Call Notices; Funding.

(i)            All Capital Contributions shall be used by the Company solely to fund (A) Project Expenses, (B) Company Expenses, (C) any matter that is the subject of a Call Notice for an Optional Contribution or (D) any other costs or expenses of the Company Group approved by Supermajority Consent. Without Supermajority Consent, neither the Company nor the Managing Member shall use the proceeds from the Initial Capital Contribution to pay any costs or expenses other than needed by the Company Group to construct the Initial Project.

(ii)           Subject to Section 4.1(e), each Capital Contribution shall be made in exchange for a number of Additional Units equal to (x) the dollar amount of the Capital Contribution made by such Member, divided by (y) the price of each Additional Unit to be issued in exchange for such Capital Contribution as determined by Supermajority Consent and specified in the applicable Call Notice.

(iii)          All Capital Contributions shall be made no later than 12:00 noon (North Dakota time) on the tenth (10th) Business Day following the Managing Member’s delivery of a Call Notice; provided that Antpool Member shall not be required to make any Capital Contribution prior to the time that the corresponding Capital Contribution is made by APLD Member, if applicable. Each Call Notice shall specify and be delivered with the following: (A) the aggregate amount of Capital Contributions requested to be made by the Members; (B) the amount required to be funded by each Member (which amount shall be determined in accordance with Section 4.1(b) and Section 4.1(c), as applicable); (C) the purposes to which such Capital Contributions will be applied, including whether such Capital Contribution is a Required Contribution or an Optional Contribution; (D) the budget plan with the proposed use of proceeds in reasonable detail (the “Budget Plan”) as approved by Supermajority Consent of the Members, and if applicable, evidence of execution by the Company of additional Transaction Documents supporting such requested additional Capital Contributions; (E) an expense report with reasonable details setting forth the Company’s spending of the prior Capital Contributions made by the Members; (F) the type, class and per-Unit purchase price of the Additional Units to be issued in exchange for such Capital Contribution (which shall be determined in accordance with Section 4.1(d)(ii) with respect to Units issued in exchange for Required Contributions), and if such Additional Units are a new class of Units, a description containing the information described in Section 3.4(b) with respect to such Additional Units, including any amendments to this Agreement proposed to be made in connection therewith; (G) the date by which such Capital Contributions are requested to be funded if sooner than ten (10) Business Days following delivery of the applicable Call Notice; and (H) the Company account to which such Capital Contribution should be paid.

(e)       Defaulting Members.

(i)            In the event any Member fails to make any Required Contribution when due pursuant to Section 4.1(b), which failure continues for ten (10) Business Days (a “Defaulting Member”), interest will accrue on any unpaid amount of such Required Contribution (such unpaid Required Contribution, the “Base Default Amount”) until the amount thereof, together with such interest (if any) is paid in full, at an interest rate equal to the Default Rate. The day immediately following the end of such ten (10) Business Day period is referred to herein as the “Default Date.” Such interest shall be compounded annually and computed on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) days. So long as a Defaulting Member’s Base Default Amount and all accrued interest thereon (the “Total Default Amount”) remains unpaid: (A) such Defaulting Member shall have no right to receive any distributions from the Company or allocations of the Company’s profits, losses, tax credits, or other distributions, or to participate in any additional Capital Contribution, (B) such Defaulting Member shall automatically cease to have any voting or consent rights or any right to manage the Company as a Managing Member for so long as such Member is a Defaulting Member, and (C) such Defaulting Member shall have no right to exercise any preemptive rights pursuant to Section 3.4. A Defaulting Member shall remain fully obligated to make Capital Contributions in respect of its Total Default Amount. If such Total Default Amount is funded in full by a Defaulting Member prior to the date on which a Contributing Member funds such Base Default Amount under Section 4.1(e)(ii), then such Defaulting Member shall be issued Additional Units in accordance with Section 4.1(d)(ii) in exchange for payment of the Base Default Amount (excluding, for the avoidance of doubt, any interest accrued thereon) and such Defaulting Member shall no longer be a Defaulting Member or in default. If such Total Default Amount is funded by a Defaulting Member after the date on which a Contributing Member funds such Base Default Amount under Section 4.1(e)(ii), then such Defaulting Member shall be issued any Additional Units in exchange for funding the difference between the Total Default Amount minus the Base Default Amount funded by such Contributing Member, and such Defaulting Member shall no longer be a Defaulting Member or in default.

(ii)           If, within three (3) Business Days after the Default Date, the Defaulting Member has not paid to the Company in full the amount of such Defaulting Member’s Total Default Amount, then within thirty (30) days after the Default Date, each non-Defaulting Member may elect to make additional Capital Contributions (each such electing Member, a “Contributing Member”) in an amount equal to such Contributing Member’s Percentage Interest (relative to the Percentage Interests of all Contributing Members) of the Base Default Amount. If a Contributing Member elects to make an additional Capital Contribution pursuant to this Section 4.1(e)(ii), then (A) the Company shall issue to such Contributing Member a number of Units equal to (x) the amount of such Capital Contribution made in respect of the Base Default Amount, divided by (y) eighty-five percent (85%) of the per-Unit purchase price for the Additional Units described in the applicable Call Notice that the Defaulting Member failed to fund, and (B) if the Contributing Member funds the full Base Default Amount, the default of the Defaulting Member shall be deemed to be cured at such time as the Defaulting Member pays the Total Default Amount to the Company pursuant to Section 4.1(e)(i).

(iii)          To the extent that a Base Default Amount exceeds the related additional Capital Contributions made pursuant to Section 4.1(e)(ii), the Managing Member (or the non-Defaulting Members, if the Managing Member is the Defaulting Member) may cause the Company to (A) issue promissory notes or Additional Units in an aggregate amount up to such excess and on such other terms as the Managing Member or non-Defaulting Members, as applicable, determines, without the obligation to comply with Section 3.4 and (B) amend this Agreement to the extent necessary to reflect the terms and priority of such notes and equity interests, as applicable.

Section 4.2       Interest on Capital Contributions. No Member shall be entitled to interest on or with respect to any Capital Contribution.

Section 4.3       Withdrawal and Return of Capital Contributions. Except as provided in this Agreement, no Member shall be entitled to withdraw any part of such Member’s Capital Contribution or to receive distributions from the Company. Except as expressly provided in this Agreement, no Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any Member. The return of such Capital Contributions (or any return thereon) shall be made solely from the Company’s assets.

Section 4.4       Form of Capital Contribution. Unless otherwise agreed to by Supermajority Consent, all Capital Contributions shall be made in cash.

ARTICLE 5
TAX MATTERS

The matters set forth on Exhibit B relating to Capital Accounts, allocations of Net Income and Loss, special allocations for tax purposes and other tax matters are incorporated herein and made a part hereof for all purposes of this Agreement.

ARTICLE 6
DISTRIBUTIONS

Section 6.1       Distributions. Subject to the provisions of Section 4.1(e)(i), Section 6.2, Section 6.4, Section 6.5 and Section 10.1 and except as otherwise provided in this Agreement, all available Cash Flow shall be distributed on the last Business Day of each calendar quarter to the Members, pro rata in accordance with their respective Percentage Interests.

Section 6.2       Tax Distributions. Notwithstanding any to the contrary herein, the Company will distribute to each Member, to the extent of available cash, with respect to each taxable year of the Company, no less than ninety (90) days following the end of each Fiscal Year, an amount of cash equal to the excess of: (i) the product of (x) the net taxable income or gain allocated to such Member for the taxable year of the Company, if any (excluding partner-level taxable income adjustments made under Code section 743(b), but taking into account the partner-level deduction permitted by Code section 199A), and (y) the highest effective marginal combined U.S. federal and state income tax (if applicable) rate (including, for the avoidance of doubt, any taxes imposed under section 1411 of the Code) for the taxable year in question with respect to items of the same character as the net taxable income or gain allocated to such Member (computed by taking into account the deductibility of state income taxes for U.S. federal income tax purposes and any limitations thereon) over (ii) any other distributions received by such Member in respect of such taxable year; provided, that such calculation will not take into account items of taxable income or loss allocated to a Member pursuant to sections 704(c) or 737 of the Code. If there is not sufficient available cash to distribute to each Member the full amount due under this Section 6.2, then the Company will make Tax Distributions pursuant to this Section 6.2 to the Members pro rata in accordance with such Members’ respective amounts due under this Section 6.2. All Tax Distributions will reduce the amount of the current or next succeeding distribution or distributions that would have otherwise been made to each Member, or if such distributions are not sufficient for that purpose, reduce the proceeds of liquidation otherwise payable to such Member. Tax Distributions shall be made to the Members on an estimated basis at the end of each calendar quarter to the extent of available cash.

Section 6.3       Limitations on Distributions.

(a)       Notwithstanding anything to the contrary herein, (i) no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the DLLCA and (ii) no distribution shall be made if such distribution would violate the terms of any, to the extent applicable, agreement or any other instrument to which the Company or any of its Subsidiaries is a party.

(b)       In the event that a distribution is not made as a result of the application of Section 6.3(a), all amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution (with accrued interest actually earned thereon) as soon as such distribution would not be prohibited pursuant to this Section 6.2.

Section 6.4       Reserves. The Company may establish cash reserves in such amounts and for such time periods as the Managing Member determines reasonably necessary for (a) estimated accrued Company Expenses, Project Expenses and any contingent or unforeseen liabilities of the Company Group and (b) expenses of the Company Group that will become due and payable in the following quarter, as reasonably determined by the Managing Member, which such reserves shall reduce the amount of available Cash Flow for distribution. Notwithstanding the foregoing, in all circumstances the amount of available Cash Flow for distribution shall exclude any amount held by the Company comprising the Initial Capital Contribution, it being the understanding of the Members that the Initial Capital Contribution shall be retained by the Company and used in accordance with Section 4.1(d).

Section 6.5       Withholding.

(a)       Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state, provincial, local or foreign income or other taxes that the Managing Member determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement (including, for the avoidance of doubt, any amount attributable to an actual or imputed underpayment of taxes under the Bipartisan Budget Act). To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in good faith, that such tax relates to one or more specific Members (including any Company Level Taxes), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 6.5(a). Any determinations made by the Managing Member pursuant to this Section 6.5(a) shall be binding upon the Members.

(b)       For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 6.5 shall offset any distributions to which such Member is entitled concurrently with such withholding or payment and shall be treated as having been distributed to such Member pursuant to Section 6.1 at the time such offset is made. In the event that concurrent distributions to which such Member is entitled are not sufficient in amount to offset the amounts withheld or paid with respect to such Member pursuant to this Section 6.5, the shortfall shall be promptly paid by such Member to the Company (with such payment not to constitute a Capital Contribution), together with interest at the Default Rate compounding monthly, accruing from and after the date that is ten (10) days following the date demand for such payment is made by the Managing Member in writing.

(c)       Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 6.5 and (ii) the obligations of a Member pursuant to this Section 6.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company or a Subsidiary of the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period; provided, however, that if the Managing Member determines that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification has failed, then, in either case, the Managing Member shall, on behalf of the Company, recover any liability for Company Level Taxes from the substituted Member that acquired directly or indirectly the applicable interest in the Company from such former Member.

ARTICLE 7
BOOKS OF ACCOUNT, RECORDS AND REPORTS

Section 7.1       Books and Records. Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters relative to the Company’s Business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company books and records shall be kept in a manner determined by the Managing Member in its reasonable discretion to be most beneficial for the Company. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their duly authorized representatives during reasonable business hours. The Company shall maintain at its principal office and make available to any Member or any designated representative of any Member a list of names, addresses, Units, Capital Contributions and Percentage Interests of all Members.

Section 7.2       Reports. The Managing Member shall deliver, at the Company’s sole cost, each of the following reports to each Member at the times specified below:

(a)       Unaudited Financials. as soon as available and in any event within ninety (90) days after the end of each of the first three quarters of each Fiscal Year, consolidated unaudited balance sheets of the Company Group (but not, for purposes of clarification, any intermediary or other holding companies) as of the end of such period, and consolidated statements of income and cash flows of the Company and such entities for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments; and

(b)       Audited Financials. as soon as available and in any event no later than the May 31 immediately following the end of each Fiscal Year, a consolidated audited balance sheet of the Company Group (but not, for purposes of clarification, any intermediary or other holding companies) as of the end of such Fiscal Year, and consolidated statements of income and cash flows of the Company and such entities for the Fiscal Year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon from any nationally recognized auditing firm selected by the Managing Member with prior approval of Supermajority Consent.

Section 7.3       Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided, however, that the last Fiscal Year of the Company shall end on the date on which the Company is terminated in accordance with the terms hereof.

Section 7.4       Company Funds and Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may reasonably determine. Withdrawals therefrom shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Managing Member may reasonably determine. The Company may not commingle the Company’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement.

ARTICLE 8
MANAGEMENT

Section 8.1       Management of the Company.

(a)       Managing Member’s Authority. Subject to the limitations provided in this Agreement and except as specifically provided herein (including Section 8.3 and Section 8.4), (i) the Managing Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company and shall have the power to act for or bind the Company, and (ii) any action taken by the Managing Member shall constitute the act of and serve to bind the Company, subject to terms and conditions of this Agreement. In dealing with the Managing Member acting on behalf of the Company, no Person shall be required to inquire into the authority of the Managing Member to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement.

(b)       Exclusive Authority. Except as expressly set forth in this Agreement (including Section 8.4), no Member other than the Managing Member shall participate in the management or control of the Company’s business nor shall it transact any business for the Company, nor shall it have the power to act for or bind the Company, said powers being vested solely and exclusively in the Managing Member, subject to terms and conditions of this Agreement.

(c)       Rights and Powers. Except as otherwise specifically provided herein (including Section 8.4 and Section 10.5), the Managing Member shall have all rights and powers of a “manager” under the DLLCA, and shall have all authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

Section 8.2       Appointment and Removal of the Managing Member. The initial Managing Member shall be APLD Member. The Managing Member shall only be appointed by the Supermajority Consent of the Members and may only be removed by the Supermajority Consent of the Members.

Section 8.3       Responsibilities of the Managing Member. Subject to the limitations of the Managing Member set forth elsewhere in this Agreement (including Section 8.4), the Managing Member shall, on behalf of and in the name of the Company, and in addition to the powers of the Managing Member provided for in this Article 8, have the specific responsibilities and perform the asset management services set forth on Exhibit C (the “Asset Management Services”). The Managing Member shall perform all such responsibilities in a manner which is consistent with the purposes of the Company and the general management obligations placed upon it under Section 8.1 and Section 8.8(c).

Section 8.4       Member Consent Matters.

(a)       Majority Consent Matters. Except as expressly provided otherwise in this Agreement, any action or inaction that requires the approval or consent of the Members or any group of Members (other than the Managing Member) shall necessitate the Majority Consent of the Members or such group of Members.

(b)       Supermajority Consent Matters. Notwithstanding anything to the contrary in this Agreement and in addition to any other matter that expressly requires Supermajority Consent hereunder, neither the Managing Member nor the Company shall, and shall not cause or permit any wholly-owned Subsidiary of the Company or any officer or agent of the Company or any of its wholly-owned Subsidiaries to, and the Managing Member shall take all actions reasonably necessary to cause the Company and each wholly-owned Subsidiary of the Company not to, take any of the actions set forth below, without Supermajority Consent:

(i)            create, or authorize the creation of, or issue or obligate itself to issue, any equity securities or take any of the actions set forth in Section 3.3(a);

(ii)           approve, execute or deliver a Call Notice to the Members;

(iii)          effect a Sale of the Company or any other merger or consolidation;

(iv)          purchase or redeem any Units from any Member;

(v)           make or approve any distribution of any assets of the Company that is not expressly contemplated under ARTICLE 6 of this Agreement;

(vi)          create, or hold capital stock in, any Subsidiary that is not wholly owned (either directly or through one or more other Subsidiaries);

(vii)         approve or amend any Budget Plan;

(viii)        authorize or permit the use of, purchase or host, any mining machine that is not an Antminer product for use at any of the Company’s mining facility;

(ix)           incur indebtedness, guarantee of any indebtedness by the Company or any of its Subsidiaries, other than trade credit incurred in the ordinary course of business or any indebtedness contemplated in an approved Budget Plan;

(x)            guarantee, directly or indirectly, or permit any Subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any Subsidiary arising in the ordinary course of business;

(xi)           make, or permit any Subsidiary to make, any loan or advance to, or own any stock or other securities of, any person or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(xii)         sell, assign, license, pledge or encumber any material assets (including intangible assets) of the Company or any Subsidiary outside the ordinary course of business;

(xiii)        enter into any transaction involving the payment, contribution or assignment by the Company or to the Company of money or assets, or incur any expenditures, greater than $100,000 in any individual transaction or $250,000 in the aggregate in any series of transactions in any calendar year, other than transactions for expenditures specifically contemplated in an approved Budget Plan;

(xiv)        approve any member of the Company Group’s pursuit of any Proposed Project;

(xv)         make or approve any material change to, or expand, the purpose or nature of the Business of the Company or any of its wholly-owned Subsidiaries;

(xvi)        liquidate, dissolve or wind-up the business of the Company, or commence or consent to any bankruptcy relating to the Company or any of its Controlled Subsidiaries;

(xvii)       enter into or amend any Transaction Documents;

(xviii)      replace any supplier or partner under the Transaction Documents that would result in a higher construction cost or operational cost than those under the Transaction Documents (based on the same formula of calculating such costs);

(xix)         hire, terminate, or change the compensation of any officer or employee with an annual base salary of $300,000 or more, including approving any equity awards to such person;

(xx)          change the tax classification of the Company, except as otherwise expressly provided in this Agreement; or

(xxi)         take any action to authorize, approve or enter into any agreement or obligation with respect to any action listed above.

(c)       Subsidiary Voting. In addition, if the Company or any of its duly appointed representatives are requested to vote on or approve any matter at the applicable governing body of any Subsidiary of the Company that is not wholly-owned by the Company that, if taken by the Company, would constitute a matter requiring Supermajority Consent, then neither the Managing Member, the Company nor its duly appointed representatives shall have the power, right or authority to take any action or vote on any such matter on behalf of the Company or such Subsidiary without the Supermajority Consent of the Members, and then shall cast their votes or refrain from casting their vote in accordance with such Supermajority Consent.

Section 8.5       Officers and Agents.

(a)       Appointment and Term of Office. Subject to the limitations of the Managing Member set forth elsewhere in this Agreement (including Section 8.4), the Managing Member may appoint, and may delegate power to appoint, such officers and agents as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Managing Member. Except as may be prescribed otherwise by the Managing Member in a particular case, all such officers shall hold their offices at the pleasure of the Managing Member for an unlimited term and need not be reappointed annually or at any other periodic interval. Any action taken by an officer of the Company pursuant to authorization of the Managing Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on authority of such officers set forth in the authorization of the Managing Member.

(b)       Antpool Advisor. As long as Antpool Member and its Affiliates own not less than ten percent (10%) of the Company’s total issued and outstanding Units, Antpool Member may appoint an individual with industry expertise to serve as an advisor to the Company (the “Advisor”), and the Company shall be obligated to pay such Advisor consulting fees as reasonably determined by the Managing Member. The Managing Member shall cause the Company to provide to the Advisor (i) full access to the books and records of the Company and its facilities, (ii) information requested by the Advisor concerning the Company’s business, financial condition and operations, and (iii) prompt notification regarding any payment made by the Company, or any transaction with payment obligations of the Company, in excess of $100,000, regardless of whether or not previously approved in the Budget Plan.

(c)       Resignation and Removal. Any officer may resign at any time upon written notice to the Company. Any officer or agent of the Company may be removed by the Managing Member with or without cause at any time, subject to the limitations of the Managing Member set forth elsewhere in this Agreement (including Section 8.4).

(d)       Compensation. The compensation of the officers of the Company, if any, shall be determined the Managing Member, subject to the limitations of the Managing Member set forth elsewhere in this Agreement (including Section 8.4).

Section 8.6       Transactions with Affiliates. Subject to the limitations of the Managing Member set forth elsewhere in this Agreement (including Section 8.4), the Managing Member may cause or permit the Company or any of its Subsidiaries to contract for the performance of services from or otherwise enter into a transaction or contract between the Company or any of its Subsidiaries, on the one hand, and the Managing Member or an Affiliate of the Managing Member, on the other hand (each, a “Managing Member Affiliate Contract”); provided that (a) the terms of such Managing Member Affiliate Contract are on an arm’s-length basis and no less favorable to the Company or such Subsidiary than would be obtained in a transaction with an unaffiliated party; and (b) such Managing Member Affiliate Contract is approved by Supermajority Consent of the Members. As soon as reasonably practicable following the entry into, or the material amendment of, any such Managing Member Affiliate Contract, the Company shall give written notice of the entry into or material amendment of such Managing Member Affiliate Contract to the Members.

Section 8.7       Reimbursement of Costs and Expenses. In addition to and without limitation of Section 13.12, the Managing Member shall be entitled to reimbursement from the Company for all reasonable out of pocket costs and expenses the Managing Member incurs on behalf of the Company in the performance of its obligations hereunder, including the Asset Management Services. The Managing Member shall deliver an invoice to the Company promptly following the end of each month detailing all such costs and expenses. The Company shall pay to the Managing Member any amounts set forth in the applicable invoice within ten (10) days following receipt thereof, subject to any approval required under this Agreement (including Section 8.4). Other than as set forth in this Section 8.7, the Managing Member shall not receive any compensation in connection with the Asset Management Services without the Supermajority Consent of the Members.

Section 8.8       Discharge of Duties; Standard of Care.

(a)       To the fullest extent permitted by applicable Laws, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein (except as expressly provided in Section 8.8(b), Section 8.8(c) or Section 8.8(d)) or applicable provisions of Laws or equity or otherwise, no Member or its Affiliates shall owe any fiduciary or other duty to the Company or any other Member or their Affiliates; provided, however, that the foregoing (i) does not eliminate any Member’s obligation to comply with the terms of this Agreement, and (ii) shall only apply to a Member or any of its Affiliates, solely in their capacity as Members, and not if such Member or such Affiliate of such Member is also serving the Company in a different capacity.

(b)       Unless otherwise specified herein, whenever the Managing Member makes a determination or takes or omits to take any action in its capacity as the Managing Member, then the Managing Member shall make such determination or take or omit to take any such action in good faith.

(c)       The Managing Member shall perform the Asset Management Services (i) in a sound and workmanlike manner with a degree of skill, diligence, and care that other prudent managing members and asset managers would use in the conduct of managing a business comparable to the Business of the Company; (ii) in accordance with applicable Laws; and (iii) in accordance with the requirements of this Agreement; provided, however, that the Managing Member’s breach of this Section 8.8(c) shall not give rise to any liability of the Managing Member except to the extent such breach constitutes the Managing Member’s actual fraud, gross negligence or willful misconduct in the management of the Company or any Subsidiary of the Company or the provision of the Asset Management Services, in each case, as established by a final and non-appealable court order, judgment, decree or decision.

(d)       Notwithstanding the foregoing, the Managing Member, in its capacity as a “manager” under the DLLCA, shall, with respect to its actions and conduct in its capacity as such, be subject to the fiduciary duties applicable to directors for a for-profit stock corporation organized and existing under the DLLCA.

ARTICLE 9
INDEMNIFICATION

Section 9.1       Right to Indemnification.

(a)       Subject to the limitations and conditions as provided herein or by applicable Law, each Covered Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, claim, demand, threat, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of or arising from such Covered Person’s acts or omissions (or alleged acts or omissions) on behalf of the Company Group or that such Covered Person made or omitted in good faith, shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to or arises from such service or acting or omitting, to the fullest extent permitted by the DLLCA, against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ and experts’ fees documented in writing) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section 9.1 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided, however, that no Person shall be entitled to indemnification under this Section 9.1 (x) with respect to a claim made by one Member or the Company, on the one hand, against another Member or the Company, on the other hand (other than a claim brought to enforce such Person’s right to indemnification under this Article 9), or (y) if: (i) a final and non-appealable judgement is entered by a court of competent jurisdiction in respect of the subject matter that the acts or omissions of such Person constituted (A) an intentional and material breach of this Agreement, or (B) actual fraud, bad faith, gross negligence or willful misconduct on the part of such Person or (ii) such claim was initiated by such Person or any of its Affiliates other than a claim brought to enforce such Person’s right to indemnification hereunder. The rights granted pursuant to this Section 9.1 shall be deemed contract rights, and no amendment, modification or repeal of this Section 9.1 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 9.1 could involve indemnification for negligence or under theories of strict liability.

(b)       The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnify or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the claim that gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such Third Party the rights to which it is so subrogated.

Section 9.2       Advance Payment. Any right to indemnification conferred in this Article 9 shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled to be indemnified under Section 9.1 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the requirements necessary for indemnification under this Article 9 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article 9 or otherwise.

Section 9.3          Exculpation.

(a)          No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person (solely in its capacity as such) on behalf of the Company and in a manner reasonably believed by such Covered Person to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of any act or omission of such Covered Person that constituted (i) an intentional and material breach of this Agreement or (ii) actual fraud, bad faith, gross negligence or willful misconduct, in each case, as established by a final and non-appealable court order, judgment, decree or decision.

(b)          A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

Section 9.4          Appearance as a Witness. Notwithstanding any other provision of this Article 9, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article 9 in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

Section 9.5          Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 9 shall not be exclusive of any other right which a Person indemnified pursuant to Section 9.1 may have or hereafter acquire under any applicable Law, this Agreement, any other agreement, vote of Members or otherwise.

Section 9.6          Savings Clause. If this Article 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article 9 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 9 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 9.7          Scope of Indemnity. For the purposes of this Article 9, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Any Person entitled to be indemnified or receive advances under this Article 9 shall stand in the same position under the provisions of this Article 9 with respect to the resulting or surviving entity as he or she would have if such merger, consolidation, or other reorganization never occurred.

Section 9.8          Survival. The provisions of this Article 9 shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE 10
TRANSFERS OF INTEREST BY MEMBERS

Section 10.1        General. No Member may Transfer all or any portion of its Units except in compliance with the terms and conditions set forth in this Article 10. No Transfer of any Units shall be effective until such time as all requirements of this Article 10 in respect thereof have been satisfied and, if any consent, approval or waiver is required by the Managing Member, each such consent, approval and waiver shall have been confirmed in writing by the Managing Member. Any Transfer or purported Transfer of an Interest in the Company not made in accordance with this Agreement (a “Void Transfer”) shall be null and void and of no force or effect whatsoever. Any amounts otherwise distributable under Article 6 or Article 11 in respect of any Units that has been the subject of a Void Transfer may be withheld by the Company until the Void Transfer has been rescinded, whereupon the amount withheld (after reduction by any damages suffered by the Company attributable to such Void Transfer) shall be distributed without interest.

Section 10.2        Transfer of Interest of Members.

(a)           Notwithstanding anything to the contrary contained herein except as permitted by Section 10.2(c) or Section 10.5, no Member may Transfer its Units without the prior approval of Supermajority Consent, which consent may be granted or withheld for any reason.

(b)           If a Member proposes to Transfer any of its Units to a non-Affiliate (after obtaining the Supermajority Consent), the other Member(s) shall have a right of first refusal (but not an obligation) to purchase all or any portion of such Units proposed to be Transferred, at the same price and on the same terms and conditions as those offered to the prospective Transferee.

(c)           Subject to compliance with Section 10.3, any Member may, at any time and without the consent of any other Person, Transfer all or any portion of its Units to one or more of its Affiliates, and such Transfer shall not be subject to the right of first refusal provided in Section 10.2(b).

(d)           The Transferee of all or any portion of a Member’s Units pursuant to a direct Transfer made in accordance with the provisions of this Article 10 shall be automatically admitted to the Company as a Substituted Member. Unless a Transferee of a Member’s Units is admitted as a Substituted Member under this Section 10.2(d), such Transferee shall have none of the powers of a Member hereunder and shall have only such rights of an assignee under the DLLCA as are consistent with this Agreement. No Transferee of a Member’s Units shall become a Substituted Member unless such Transfer is a direct Transfer made in compliance with Section 10.2(a), Section 10.2(b), Section 10.2(c) and Section 10.3.

(e)            Upon the direct Transfer of all of the Units held by a Member and effective upon the admission of its Transferee as a Member, the Transferor shall thereafter cease to be a Member.

(f)             Upon the dissolution, resignation or withdrawal made in in contravention of Section 11.1, or an Insolvency Event of a Member (the “Withdrawing Member”), the Company, with the consent of the Managing Member, shall have the right to treat such Member’s successor(s)-in-interest as assignee(s) of such Member’s Units, with none of the powers of a Managing Member hereunder but with the same rights and powers that such Member had with respect to such Units immediately prior to such under this Agreement. For purposes of this Section 10.2(f), if a Withdrawing Member’s Units are held by more than one Person (“Assignees”), the Assignees shall appoint one Person with full authority to accept notices and distributions with respect to such Units on behalf of the Assignees and to bind them with respect to all matters in connection with the Company or this Agreement.

(g)            The Managing Member shall reflect each direct Transfer and admission of a Transferee as a Member authorized under this Article 10 by preparing an amendment to Exhibit A, dated as of the date of such Transfer, to reflect such Transfer or admission.

(h)            In connection with any Bipartisan Budget Act provision, and to the fullest extent permitted by law, any Transferor agrees to reasonably cooperate with the Company and Managing Member, timely to file income tax returns, and timely to pay or bear income taxes, including any interest and penalties, with respect to its transferred Membership Interest for any pre-Transfer taxable years (or any portion thereof).

Section 10.3          Further Requirements. In addition to the other requirements of Section 10.2, and unless waived in whole or in part by the Company with the prior approval of Supermajority Consent, no Transfer of all or any portion of any Units may be made unless the following conditions are met:

(a)            The Transferor shall have paid all reasonable costs and expenses, including attorneys’ fees and disbursements and the cost of the preparation, filing and publishing of any amendment to this Agreement or the Certificate, incurred by the Company in connection with the Transfer;

(b)            With respect to a direct Transfer, the Transferor shall have delivered to the Company a fully executed copy of a written joinder agreement executed by the Transferor and the Transferee, in form and substance reasonably acceptable to the Managing Member, which agreement shall:

(i)            include the notice address of the Transferee;

(ii)           set forth the Units held by the Transferor and the Transferee after such Transfer (which together must total the number of Units held by the Transferor before such Transfer);

(iii)          include a legally binding agreement of the Transferee to be bound by this Agreement from and after the date such Transferee becomes a Member;

(iv)          contain a representation and warranty by the Transferor that the Transfer was made in accordance with all Laws (including state and federal securities Laws) and the terms and conditions of this Agreement;

(v)           contain a representation and warranty by the Transferee that the representations and warranties in Section 3.3 are true and correct with respect to such Transferee; and

(vi)          include an assumption by the Transferee of all obligations of the Transferor under this Agreement relating to the Units that are the subject of such Transfer.

(c)            The Managing Member shall have been reasonably satisfied, including, at its reasonable discretion, having received an opinion of counsel to the Company reasonably acceptable to the Managing Member, that:

(i)            the Transfer will not violate the Securities Act, as amended, or any other applicable U.S. federal, state or non-United States securities Laws;

(ii)           the Transfer will not cause some or all of the assets of the Company to be “plan assets” or the investment activity of the Company to constitute “prohibited transactions” under ERISA or the Code;

(iii)          the Transfer will not result in the Company having more than one hundred (100) partners, within the meaning of Regulation § 1.7704-1(h)(1) (determined by taking into account the rules of Regulation § 1.7704-1(h)(3)), or otherwise cause the Company to be treated as a “publicly traded partnership” within the meaning of Code section 7704 or an association taxable as a corporation for U.S. federal income tax purposes; and

(iv)           the Transfer will not cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended.

Section 10.4          Consequences of Transfers Generally.

(a)             Effect of Transfer. In the event of any Transfer or Transfers permitted under this Article 10, the Transferor and the Units that are the subject of such Transfer shall remain subject to this Agreement, and the Transferee shall hold such Units subject to all unperformed obligations of the Transferor. Any successor or Transferee hereunder shall be subject to and bound by this Agreement as if originally a party to this Agreement.

(b)             Substituted Members and Assignees. Unless a Transferee of a Member’s Units in a direct Transfer becomes a Substituted Member, such Transferee shall have no right to obtain or require any information or account of Company transactions, or to inspect the Company’s books or to vote on Company matters. Each Member agrees that such Member will, upon the reasonable request of the Managing Member, execute such certificates or other documents and perform such acts as the Managing Member deems appropriate after a Transfer of such Member’s Interest in the Company (whether or not the Transferee becomes a Substituted Member) to preserve the limited liability of the Members under the Laws of the jurisdictions in which the Company is doing business.

(c)            No Dissolution Event. The Transfer of a Member’s Units and the admission of a Substituted Member shall not be cause for dissolution of the Company.

Section 10.5          Sale of the Company.

(a)            Subject to Section 8.4(b), with the prior approval of Supermajority Consent, the Members constituting such Supermajority Consent (solely in the case of this Section 10.5, the “Initiating Members”) shall have the right to effect a Sale of the Company to a third party buyer that is not an Affiliate of any Initiating Member, subject to the conditions and in accordance with the procedures described in this Section 10.5. The Initiating Members shall provide the other Members with at least forty-five (45) days advance notice of its intent to exercise its rights under this Section 10.5. The proceeds of any such Sale of the Company shall be shared by all Members in the same manner as if such proceeds had been distributed by the Company pursuant to Section 11.3(a).

(b)            In any Sale of the Company in which Members will Transfer Units, each Member shall agree to make to the buyer the same representations and warranties, covenants and indemnities as the Initiating Members agree to make in connection with the Sale of the Company; provided, that (i) no Member shall be liable for the breach of any covenant by another such Member, (ii) in no event shall any such Member be required to make representations and warranties or provide indemnities as to any other Member and (iii) any liability relating to representations and warranties (and related indemnities), other indemnification obligations or purchase price adjustments (including in each case related escrow or holdback arrangements) regarding the Business in connection with the Sale of the Company shall be shared by each Member pro rata in proportion to the consideration to be received in the Sale of the Company by each such Member; provided, that no Member shall be liable with respect to such indemnification obligations (other than indemnification obligations with respect to fraud, bad faith, gross negligence or willful misconduct) in excess of the consideration to be received in the Sale of the Company by such Member. In no event shall any Member be required to be bound by any non-compete, no contact, non-solicit, or similar restrictive covenants (other than a confidentiality covenant on terms substantially similar to those herein) in connection with any Sale of the Company.

(c)             Notwithstanding anything to the contrary herein, in connection with a Transfer (under this Agreement or any other related agreement or otherwise) by any Blocker Company Investor (or direct or indirect beneficial owner thereof), the Company and the other Members shall permit any Blocker Company Investor to Transfer shares, units, interests, or other similar rights with respect to such Blocker Company pursuant to such Transfer, instead of Units (a “Blocker Transfer”). In connection with one or more Blocker Transfers: (A) each Blocker Company Investor and its Affiliates shall be permitted to take reasonable actions to restructure their holdings with respect to the relevant Blocker Company and the Units directly or indirectly held thereby; and (B) the Blocker Company Investors and other Members shall be entitled to receive the same value of capital stock, units or interests and any other consideration (including cash) as they would be entitled to receive if all Members and Blocker Companies had directly transferred the Units held by them (i.e., no discount or premium shall be disproportionately borne or received by a Blocker Company Investor on account of the transfer of a Blocker Company).

(d)           The Initiating Members may cause a Sale of the Company pursuant to an IPO. In connection with an IPO, the Initiating Members may cause the Company to use any structure or means by which to effect an IPO, including by the conversion of the Company or any Subsidiary of the Company or any portion of the Company or any Subsidiary of the Company into one or more other business entities (any such conversion or other means, a “Reorganization” and the resulting vehicle that will participate in an IPO, the “PublicCo”), provided, that (i) each Member shall receive the same economic rights in any such successor entity as in effect immediately prior to such Reorganization; (ii) such Reorganization does not materially and adversely affect the tax liability of any Member; and (iii) to the extent reasonably practicable, such Reorganization shall be structured in a tax-deferred (and otherwise tax-efficient) manner for the Members. Each of the Members shall take all actions reasonably requested by the Initiating Members in connection with the consummation of such Reorganization, including consenting to, voting for and participating in any exchange or other transaction required in connection with such Reorganization. No Member shall have any right to vote, consent to or approve any Reorganization in connection with an IPO, unless required by applicable Law. Each of the Members shall take all necessary or desirable actions reasonably requested by the Initiating Members in connection with the consummation of an IPO, including compliance with the requirements of all Laws and regulatory bodies that are applicable or that have jurisdiction over such IPO. If such IPO is an underwritten offering if requested by the managing underwriters, each of the Members shall execute customary lock-up agreements with respect to their Interests or any securities received by them in any attendant Reorganization.

(e)            Without limiting the generality of Section 10.5(d) and notwithstanding anything to the contrary herein, upon the written request of a Blocker Company Investor, in connection with a Sale of the Company pursuant to an IPO, such Blocker Company Investor shall be permitted to merge one or more of its Blocker Companies meeting the requirements set forth in Section 10.5(d)(i), into PublicCo or to contribute its respective shares, units, interests or other similar rights with respect to such Blocker Company to PublicCo in connection with any Reorganization (any such merger or contribution, a “Blocker Company Contribution”), the Company and each Member shall give effect to and permit such Blocker Company Contribution substantially concurrently with the consummation of the Reorganization and the PublicCo and each Member shall use reasonable best efforts to take such administrative actions and execute such documents as may be reasonably necessary to permit such Blocker Company Contribution to occur on a tax-deferred basis (including, as appropriate, under Code Section 368(a) or Code Section 351(a)) and to otherwise cause any such Blocker Company Contribution to be structured and consummated in a manner that does not result in taxation to the Blocker Company or Blocker Company Investors.

Section 10.6         Capital Account; Percentage Interest. Any Transferee of a Member in a direct Transfer under this Article 10 shall, subject to the last sentence of Section 10.1, succeed to the portion of the Capital Account and Units (and resulting Percentage Interest) so Transferred to such Transferee.

Section 10.7         Additional Filings. Upon the admission of a Substituted Member under Section 10.2, the Company shall cause to be executed, filed and recorded with the appropriate Governmental Authorities such documents (including amendments to this Agreement) as are required to accomplish such substitution.

Section 10.8         Unit Conversion Rights.

Notwithstanding anything to the contrary in this Agreement, Antpool Member shall have the right (the “Antpool Conversion Right”), but not the obligation, to convert all or any Units held by it at any time to shares of common stock of Applied Blockchain Inc. (“APLD Parent”), par value of $0.01 per share (the “APLD Parent Stock”) in accordance with this Section 10.8. Upon receipt of a written notice delivered by Antpool Member to APLD Member requesting exercise of the Antpool Conversion Right with respect to certain number of Units held by Antpool Member (the “Antpool Requested Conversion Units”), APLD shall, within five (5) Business Days after receipt of such written notice, cause the corresponding number of shares of APLD Parent Stock to be issued to Antpool Member with such number equal to the quotient obtained by dividing (i) the corresponding aggregate Capital Contributions made by Antpool Member in connection with acquisition of such Antpool Requested Conversion Units by (ii) $1.25 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to APLD Parent Stock after the Effective Date). Upon such issuance of APLD Parent Stock to Antpool Member, the Antpool Requested Conversion Units shall be deemed to have been transferred from Antpool Member to APLD Member, and the Managing Member shall update Exhibit A hereto to reflect consummation of such transfer.

ARTICLE 11
WITHDRAWAL OF MEMBERS; TERMINATION OF COMPANY; LIQUIDATION AND DISTRIBUTION OF ASSETS

Section 11.1          Withdrawal of Members. Except as otherwise specifically permitted in this Agreement, for so long as a Member continues to hold an Interest in the Company, such Member may not resign or withdraw from the Company prior to the dissolution and winding up of the Company, unless agreed to in writing by the Supermajority Consent of the Members, and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution and winding up of the Company shall be null and void. Except as set forth in Section 10.2(f), a Member shall not cease to be a Member as a result of an Insolvency Event of such Member.

Section 11.2          Dissolution of Company.

(a)            The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(i)            a decree of dissolution by a court requiring the winding up, dissolution or termination of the Company pursuant to the DLLCA;

(ii)           the sale of all or substantially all of the assets of the Company and the expiration of the Company Group’s indemnification and other obligations related to such sale (as determined by the Managing Member);

(iii)          the approval of all of the Members to dissolve the Company; or

(iv)          at any time there are no Members of the Company, unless the Company is continued in accordance with the DLLCA.

(b)            Except as expressly provided herein or as otherwise required by the DLLCA, the Members shall have no power to dissolve the Company.

(c)            In the event of the dissolution of the Company for any reason, the Managing Member or a liquidating agent or committee appointed by the Managing Member shall act as a liquidating agent (the Managing Member or such liquidating agent or committee, in such capacity, is hereinafter referred to as the “Liquidator”) and shall commence to wind up the affairs of the Company and to liquidate the Company assets. The Members shall continue to share all income, losses and distributions during the period of liquidation in accordance with Article 6. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(d)           The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Managing Member would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company assets.

(e)            Notwithstanding the foregoing, a Liquidator that is not a Member shall not be deemed a Member and shall not have any of the economic interests in the Company of a Member; and such Liquidator shall be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company, as reasonably determined by the Managing Member.

Section 11.3          Distribution in Liquidation.

(a)            The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable Law:

(i)            first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(ii)           second, to creditors of the Company, in the order of priority provided by Law, including indemnification payments and reimbursements payable to the Members or their Affiliates, but not including liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder;

(iii)          third, to pay all reimbursable amounts pursuant to Section 8.7;

(iv)          fourth, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

(v)           fifth, to the Members pro rata based on each Member’s aggregate unreturned Capital Contributions over all Members’ unreturned Capital Contributions, until such time as each Member has received a return of its respective aggregate unreturned Capital Contributions; and

(vi)          thereafter, the remainder to the Members in accordance with Section 6.1.

(b)           If the Liquidator, in its reasonable discretion, determines that the Company’s assets other than cash are to be distributed, then the Liquidator shall cause the Value of the assets not so liquidated to be determined (with any such determination normally made by the Managing Member in accordance with the definition of “Value” being made instead by the Liquidator). Such assets shall be retained or distributed by the Liquidator as follows:

(i)            the Liquidator shall retain assets having a value, net of any liability related thereto, equal to the amount by which the cash net proceeds of liquidated assets are insufficient to satisfy the requirements of Section 11.3(a)(i) through Section 11.3(a)(vi); and

(ii)           the remaining assets shall be distributed to the Members in the manner specified in Section 11.3(a)(vi).

(c)            If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Value of such assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any). Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 11.4          Final Reports. Within a reasonable time following the completion of the liquidation of the Company’s assets, the Liquidator shall deliver to each of the Members a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 11.3.

Section 11.5          Rights of Members. Each Member shall look solely to the Company’s assets for all distributions with respect to the Company and such Member’s Capital Contribution (including return thereof), and such Member’s share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member or the Managing Member. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

Section 11.6          Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Units (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces the Capital Account of any Member or creates or increases a deficit in such Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. No creditor of the Company is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder.

Section 11.7          Termination. Dissolution of the Company shall be effective upon the occurrence of the event described in Section 11.2, but the Company shall not terminate until the winding up of the Company has been completed and all assets of the Company have been distributed as provided in Section 11.3. Upon completion of the distribution of the assets of the Company as provided in Section 11.3, the Liquidator shall cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

ARTICLE 12
AMENDMENT OF AGREEMENT

Section 12.1          Amendments.

(a)            Amendments by Managing Member. Each Member agrees that the Managing Member may adopt amendments, supplements, or modifications to this Agreement or the Certificate that are required to reflect:

(i)            admission or substitution of Members whose admission or substitution has already received the requisite approval or otherwise complied with the requisite provisions in accordance with this Agreement;

(ii)            a change that the Managing Member believes is reasonable and necessary or appropriate to (A) qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or (B) comply with applicable Law; and

(iii)          an amendment that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

(b)            Other Amendments. Without limitation of Section 12.1(a), this Agreement may be amended, supplemented, or otherwise modified from time to time only by a written instrument that is adopted by the Supermajority Consent of the Members; provided, that, subject to Section 3.3(b), in no event shall this Agreement be amended, supplemented, or otherwise modified (i) to require any Member to make any Capital Contribution not contemplated by Section 4.1(b) without that Member’s prior written consent or (ii) in any manner that would disproportionately and adversely affect in any material respect the rights or interests of any Member (relative to the other Members), without the approval of each such affected Member.

Section 12.2          Amendment of Certificate. In the event that this Agreement shall be amended pursuant to this Article 12, the Managing Member shall amend the Certificate to reflect such change if the Managing Member deems such amendment of the Certificate to be necessary or appropriate.

ARTICLE 13
MISCELLANEOUS

Section 13.1          Notices. All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service or electronic mail to the address or electronic mail address set forth below such Member’s name on the signature page hereto, but any party may designate a different address or electronic mail address by a notice similarly given to the Company. Any such notice or communication shall be deemed given when delivered by hand, if delivered on a Business Day, the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or a similar overnight courier; when delivery is made, if sent by electronic mail on a Business Day; and the next Business Day following the day on which delivery has been made if sent by electronic mail on a day that is not a Business Day.

Section 13.2          Confidentiality.

(a)            Each Member agrees that, except with the prior written consent of the other Members, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any non-public, confidential or proprietary information, knowledge or data concerning or relating to the business or financial affairs of the other parties hereto, the Company or any Subsidiary of the Company which such Member has received or shall receive by reason of this Agreement, discussions or negotiations relating to this Agreement or the relationship of the parties contemplated hereby (such information, the “Confidential Information”). The confidentiality obligations of this Section 13.2 do not apply to any information, knowledge or data (i) that is publicly available or becomes publicly available through no act or omission in violation of this Agreement by the Member wishing to disclose the information, knowledge or data; (ii) is or has been independently developed or conceived by such Member without use of any such information, knowledge or data; or (iii) becomes available to such Member on a non-confidential basis from a source other than the Company, the other Members or any of their respective representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company or such information.

(b)            Nothing contained in Section 13.2 shall prevent any Member from disclosing such Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to any Person as necessary to comply with any applicable Laws (including applicable stock exchange or quotation system requirements and disclosures of tax treatment or tax structure required by the IRS) or other judicial, administrative, regulatory or legal process; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Member; (vi) to such Member’s directors, partners, members, officers, employees, advisors, financing sources or representatives and representatives of any of the foregoing (such persons collectively, to the extent they actually receive Confidential Information, such Member’s “Representatives”); provided that (1) such Representatives are informed by such Member of the confidential nature of such information and are directed by such Member to keep such information confidential in accordance with the contents of this Agreement and (2) each Member will be liable for any breaches of this Section 13.2 by any of its Representatives; or (vii) to any proposed Transferee of a Member’s Interest in the Company or to existing or potential investors, lenders or other funding sources of any member of the Company Group or a disclosing Member that, in each case, agree or are subject to a customary and binding confidentiality obligation with respect to such Confidential Information and such disclosing Member determines in good faith need to know such information, provided that the disclosing Member shall be responsible for any such Person’s disclosure of any Confidential Information; provided, further that in the case of clause (i), (ii) or (iii), such Member shall, to the extent legally permissible and except in the case of a routine regulatory review or examination, notify the Company and other Member of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c)            The Members acknowledge that a breach of the provisions of this Section 13.2 may cause irreparable injury to the Company Group or another Member for which monetary damages are inadequate, difficult to compute or both. Accordingly, the Members agree that the provisions of this Section 13.2 may be sought to be enforced by injunctive action or specific performance, and the Members hereby waive any requirement to post bond in connection with any injunctive order or order for specific performance.

(d)            The provisions of this Section 13.2 shall survive for a period of two (2) years following the earliest to occur of: (i) the termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member no longer owning any Units.

Section 13.3        Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof. Such agreement supersedes any prior agreement or understandings among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

Section 13.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

Section 13.5        Effectiveness. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns. This Agreement shall be effective immediately upon the Effective Date and shall govern the rights and obligations of the Company and the other parties to this Agreement in their capacity as Members from and after the Effective Date.

Section 13.6        Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 13.7        Counterparts. This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages. All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 13.8        Waiver of Partition. The Members hereby agree that the Company assets are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that such Member may have to maintain any action for partition of any of such assets.

Section 13.9        Waiver of Judicial Dissolution. The Managing Member and each Member agrees that irreparable damage would occur if the Managing Member or any Member should bring or have brought on its behalf an action for judicial dissolution of the Company. Accordingly, the Managing Member and each Member accepts the provisions under this Agreement as such Member’s sole entitlement on dissolution of the Company and waives and renounces all rights to seek or have sought for such Member a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.

Section 13.10      Governing Law. This Agreement is governed by and will be construed in accordance with the Laws of the State of Delaware, excluding any conflict-of-Laws rule or principle (whether under the Laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the Law of another jurisdiction.

Section 13.11      Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Delaware, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

Section 13.12      Expenses. The Company shall pay or reimburse to the applicable Person (a) all of its organizational expenses, including legal and accounting fees, printing costs, travel costs, “blue-sky” filing fees and other out of pocket expenses incurred in connection with its formation, in each case, incurred by the Company or by the Managing Member or any of its Affiliates in connection therewith, and (b) all costs and expenses relating to the Company Group’s activities, including the legal, auditing and accounting expenses (including the maintenance of books and records), costs for the preparation of the Company Group’s financial statements, tax returns, expenses of the meetings of the Members, if any, and other expenses associated with the acquisition, holding and conveyance of investments, as well as extraordinary expenses, such as litigation, in each case, whether incurred by the Company or by the Managing Member or any of its Affiliates in connection therewith. The Company shall reimburse the Managing Member and its Affiliates, and the Antpool Member and its Affiliates, for all direct costs and expenses (including reasonable attorney fees) incurred in connection with the formation, organization and capitalization of the Company and its Subsidiaries, including the preparation, negotiation and execution of this Agreement, the Transaction Documents and any other agreement entered into, and direct costs and expenses (including reasonable attorney fees) incurred in connection with such Member(s)’ ongoing investment in the Company, not to exceed $100,000 in the aggregate for each Member.

Section 13.13      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that with respect to the obligations of any Member, no persons or entities other than such Member shall have any obligation therefor and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling person or entity, fiduciary, representative or employee of such Member (or any of its successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of such Member (or any of its successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling person or entity, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including any Member (each, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Non-Recourse Parties, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Section 13.14      Legal Representation. Each signatory to this Agreement acknowledges and agrees that O’Melveny & Myers LLP (‘OMM”) has exclusively represented the Antpool Member and no other Person or party (including any other Member) in connection with the preparation, negotiation and execution of this Agreement or any other agreement delivered in connection herewith, regardless of whether or not the Company pays all or any portion of the amounts due to OMM in connection with its services. Each signatory to this Agreement (other than Antpool Member) hereby (a) acknowledges and agrees that such signatory has had the opportunity to consult with, and in fact has consulted with, legal and other counsel of such signatory’s own choosing in connection with the preparation, negotiation and execution of this Agreement and any other agreement delivered in connection herewith and the transactions contemplated hereby and thereby, and it is not relying on OMM in any manner, and (b) waives any actual or potential conflict of interest arising in connection with OMM’s exclusive representation of Antpool Member as described in this Section 13.14.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement effective as of the Effective Date.

Applied Blockchain, Inc. as the initial Managing Member and a Member
By:	/s/ Wesley Cummins
Name:	Wesley Cummins
Title:	CEO

Address For Notices: 3811 Turtle Creek Blvd, Suite 2100 Dallas, Texas 75219 Attn: Wes Cummins Phone: 214-427-1704 E-mail: Wes@appliedblockchaininc.com

Signature Page to LLC Agreement of
1.21 Gigawatts, LLC

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement effective as of the Effective Date.

Antpool Capital Asset Investment L.P., as a Member
By:	/s/ Cheng Ran
Name:	Cheng Ran
Title:	Director

Address for Notices:

the offices of CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands

Attn: Cheng Ran

Phone: +86 13311525290

E-mail: ran.cheng@bitmain.com

Signature Page to LLC Agreement of
1.21 Gigawatts, LLC

Schedule 1

REPRESENTATIONS & WARRANTIES OF MEMBERS

As of the Effective Date (or as of the date such Person is first admitted as a Member), each Member, solely with respect to itself, severally and not jointly, makes the following representations and warranties to the Company and each other Member, and each Member, in the case of clauses (n) and (o) below, covenants to the Company and each other Member that the statements in such clause shall be true and correct at all times that such Member is a Member:

(a)            Such Member acknowledges and understands that the Interests have not been and will not be registered with the U.S. Securities and Exchange Commission under the Securities Act, and have not been and will not be registered or qualified under any other applicable U.S. or non-U.S. securities Laws.

(b)            Such Member understands that the offering and sale of the Interests is intended to be exempt from registration under the Securities Act and the applicable state or foreign securities Laws. Such Member understands that the availability of the exemptions from registration under the Securities Act relied upon by the Company is based in part on the representations and warranties of such Member set forth in this Schedule 1.

(c)            Such Member is an Accredited Investor.

(d)            Such Member has such knowledge and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Interests. To the extent necessary, such Member has retained, at such Member’s own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of investing in the Interests and the Company.

(e)            Such Member is acquiring the Interests solely for such Member’s own account, for investment purposes, and not with a view to, or for resale in connection with, any subdivision, fractionalization, resale or distribution of the Interests. Such Member is not participating, directly or indirectly, in an underwriting of the Interests, and will not take, or cause to be taken, any action that would cause such Member to be deemed an “underwriter” of the Interests as defined in Section 2(11) of the Securities Act.

(f)            Such Member has not offered or sold, nor has it entered into any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge to such Member or anyone else, all or any portion of the Interests and has no current intention of dividing any Interests with others or of reselling or otherwise disposing of all or any portion of any Interests either currently or after the passage of a fixed or determinable period of time.

(g)            Such Member understands that there are substantial restrictions on the transferability of the Interests, and that the Interests may not be sold, exchanged, assigned, or transferred unless all of the applicable conditions set forth in Article 10 are satisfied or waived.

(h)            Such Member is aware and acknowledges that (i) the Company has limited financial and operating history; (ii) an investment in Interests in the Company involves a substantial degree of risk of loss of its entire investment and there is no assurance of any income from such investment; and (iii) it may not be possible for it to liquidate its investment readily in case of need.

(i)            Such Member hereby acknowledges that (i) any U.S. federal, state or foreign income tax benefits which may be available to it in connection with an investment in the Interests may be lost through the adoption of new Laws or regulations or changes to existing Laws and regulations or changes in the interpretation of existing Laws; and (ii) in making its investment, it is relying solely upon the advice of its tax adviser with respect to the tax aspects of an investment in the Company.

(j)            Such Member has reviewed all information provided to it in connection with its decision to purchase Interests.

(k)            Such Member has full right, power and authority to execute and deliver this Agreement, to become a Member of the Company, to acquire and hold Interests, to make all Capital Contributions that may be required under this Agreement and to perform its other obligations under this Agreement. The person signing this Agreement on behalf of such Member has been duly authorized by such Member to do so.

(l)             The obligations of such Member in this Agreement are legal, valid and binding obligations of such Member enforceable against such Member in accordance with the terms of this Agreement, except to the extent that such enforceability may be limited by applicable Bankruptcy Laws of general application relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(m)           Such Member has not (i) taken any action (A) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of anything of value, directly or indirectly through any of its Affiliates, to any government official (including any officer or employee of a government or government-owned or controlled entity, agency or instrumentality, or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; or (B) that would otherwise violate (1) any applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott Laws of the United States, including the United States Foreign Corrupt Practices Act or (2) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries, and such Member and each of its Controlled Affiliates have adequate internal controls in place to identify any such violations, or (ii) engaged in any Prohibited Transaction.

Schedule 1

Schedule 2

INITIAL PROJECT DESCRIPTION

A collection of Data Centers and supporting infrastructure described below sufficient to accommodate 730MW of bitcoin or other cryptocurrency mining computers or similar equipment.

Site	Location	MW Capacity	Project Completion
[**]	TX	200	May - Aug 2022
[**]	ND	100	June - Aug 2022
[**]	ND	200	Oct - Nov 2022
[**]	TX	180	Nov 2022 - Jan 2023
[**]	ND	50	Dec 2022 - Jan 2023

EXHIBIT A

MEMBERS; UNITS; PERCENTAGE INTERESTS

As of Effective Date:

Member	Units	Percentage Interest	Per Unit Purchase Price	Aggregate Capital Contribution
Applied Blockchain, Inc.	800,000 Units	80%	$0.01	$8,000.00
Antpool Capital Asset Investment L.P.	200,000 Units	20%	$0.01	$2,000.00
TOTAL:	1,000,000 Units	100%		$10,000.00

Estimated Additional Required Contributions for the Initial Project:

[**]

EXHIBIT B

TAX MATTERS

Section 1.                Definitions. Any capitalized term used in this Exhibit B and not defined herein shall have the meaning given such term in the Agreement. All references in this Exhibit B to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of the Agreement unless otherwise specified.

Section 2.               Capital Accounts.

(a)            Each Member’s Capital Account balance shall equal the amount of any initial Capital Contributions that are contributed (or deemed contributed) by such Member to the Company.

(b)            Throughout the term of the Company, each Member’s Capital Account shall be (i) increased by the amount of (A) such Member’s distributive share of Net Income and any items in the nature of income or gain that are allocated to such Member pursuant to Section 3 and Section 4 of this Exhibit B, (B) any cash and the initial Gross Asset Value of any property subsequently contributed (or deemed contributed) to the Company by such Member, (C) to the extent not taken into account in determining the amount of such Member’s Capital Contributions pursuant to Section 2(a) of this Exhibit B or clause (i)(A) of this Section 2(b), the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member, and (D) any other item required to be credited for proper maintenance of capital accounts by the Regulations under Code Section 704(b), and (ii) decreased by the amount of (A) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 3 and Section 4 of this Exhibit B, (B) cash and the Gross Asset Value of any property distributed (or deemed distributed) by the Company to such Member, (C) liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company, and (D) any other item required to be debited for proper maintenance of capital accounts by the Regulations under Code Section 704(b).

(c)            In the event of a Transfer of Units in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent that it relates to the Transferred Units.

(d)            In determining the amount of any Company liability for purposes of this Section 2, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)            The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Member), the Managing Member may make such modification.

Section 3.                Allocations of Net Income and Net Losses – Generally.

(a)            After giving effect to the special allocations set forth in Section 4 of this Exhibit B, Net Income or Net Loss shall be allocated among the Members so as to cause, to the maximum extent possible, each Member’s Capital Account balance, as increased by the amount of such Member’s share of partnership minimum gain (as defined in Regulation §§ 1.704-2(g)(1) and (3)) and the amount of such Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)), to equal the amount that would be distributed to such Member if the Company sold all of its assets for their respective Gross Asset Values in cash, paid all of its liabilities to the extent required by their terms (limited, with respect to each nonrecourse liability, to the Gross Asset Value of the assets securing such liability), and distributed any remaining cash to the Members pursuant to Section 11.3(a) in complete liquidation.

(b)            Notwithstanding Section 3(a) of this Exhibit B, no allocation of Net Loss shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Loss that would be made to a Member but for this Section 3(b) shall instead be made to other Members pursuant to Section 3(a) of this Exhibit B to the extent not inconsistent with this Section 3(b). To the extent allocations of Net Loss cannot be made to any Member because of this Section 3(b), such allocations shall be made to the Members in proportion to their respective Capital Contributions.

(c)            It is the intent of the Members that the allocations provided in Section 3(a) of this Exhibit B result in distributions required pursuant to Section 11.3(a) being in accordance with positive Capital Accounts as provided for in the Regulations under Code Section 704(b). However, if after giving hypothetical effect to the allocations required by Section 3(a) of this Exhibit B, the Capital Accounts of the Members are in such ratios or balances that distributions pursuant to Section 11.3(a) would not be in accordance with the positive Capital Accounts of the Members as required by the Regulations under Code Section 704(b), such failure shall not affect or alter the distributions required by Section 11.3(a). Rather, Net Income and Net Loss (or items thereof) shall be allocated among the Members in a manner which, to the extent possible, will result in the Capital Account of each Member having a balance prior to distribution equal to the amount of distributions to be received by such Member pursuant to Section 11.3(a).

Section 4.               Special Allocations. The following special allocations shall be made in the following order of priority:

(a)            Losses, deductions or expenditures that are attributable to a particular partner nonrecourse liability (as defined in Regulation § 1.704-2(b)(4)) shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i).

(b)            Losses, deductions or expenditures that are attributable to nonrecourse liabilities (as defined in Regulation § 1.704-2(b)(3)) for any Fiscal Year or other taxable period shall be allocated to the Members in proportion to their respective Capital Contributions.

(c)            Except as otherwise provided in  Regulation § 1.704-2(f), notwithstanding any other provision of this Section 4, if, during a Fiscal Year or other taxable period there is a net decrease in “partnership minimum gain” (within the meaning of Regulation §§ 1.704-2(b)(2) and 1.704-2(d)) with respect to the Company, then there shall be allocated to each Member items of income and gain of the Company for such Fiscal Year or other taxable period (and, if necessary, for succeeding Fiscal Years or other taxable periods) equal to such Member’s share of the net decrease in partnership minimum gain (as determined in accordance with Regulation § 1.704-2(g)(2)). The items of Company income and gain to be allocated pursuant to this Section 4(c) shall be determined in accordance with Regulation §§ 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4(c) is intended to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with such Regulation.

Exhibit B

(d)            Except as otherwise provided in Regulation § 1.704-2(i)(4), notwithstanding any other provision of this Section 4, if during a Fiscal Year or other taxable period there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation § 1.704-2(i)(3)) with respect to the Company, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of such partner nonrecourse debt minimum gain (determined in accordance with Regulation § 1.704-2(i)(5)) as of the beginning of such Fiscal Year or other taxable period shall be allocated items of income and gain for such Fiscal Year or other taxable period (and, if necessary, for succeeding Fiscal Years or other taxable periods) equal to such Member’s share of the net decrease in the partner nonrecourse debt minimum gain determined in accordance with Regulation § 1.704-2(i)(4). Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items of Company income and gain to be allocated pursuant to this Section 4(d) shall be determined in accordance with Regulation §§ 1.704-2(i)(4) and 1.704- 2(j)(2). This Section 4(d) is intended to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with such Regulation.

(e)            If during any Fiscal Year or other taxable period a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year or other taxable period) in an amount and manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 4(e) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 4(e) and Section 4(f) of this Exhibit B were not in this Agreement. This Section 4(e) is intended to comply with the qualified income offset requirement in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Regulation.

(f)            If any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year or other taxable period, such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year or other taxable period) in the amount of such deficit as rapidly as possible; provided, however, that an allocation pursuant to this Section 4(f) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 4(f) were not in this Agreement.

Exhibit B

(g)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 732(d), 734(b) or 743(b) is required pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(2) or (3) or, in the case of a distribution to a Member in complete liquidation of its Interest, Regulation § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of such Company asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective interests in the Company in the event Regulation § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution in complete liquidation of its Interest was made in the event Regulation § 1.704-1(b)(2)(iv)(m)(4) applies.

(h)            To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to Section 4(a) through Section 4(g) of this Exhibit B and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 3(a) of this Exhibit B, subsequent allocations under this Section 4(h) shall be made, to the extent possible and without duplication, in a manner consistent with Section 4 of this Exhibit B and taking into account future allocations under Section 4(a) through Section 4(g) of this Exhibit B that, although not yet made, are likely to offset other allocations previously made under Section 4(a) through Section 4(g) of this Exhibit B, which negate as quickly as possible the effect of all such inconsistent allocations under Section 4(a) through Section 4(g) of this Exhibit B.

(i)             The foregoing provisions of this Section 4 shall be applied as if all distributions and allocations were made at the end of the Fiscal Year or other taxable period. Where any provision depends on the balance of a Capital Account of any Member, such Capital Account shall be determined after the operation of all preceding provisions for the applicable Fiscal Year or other taxable period. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

Section 5.                Allocations for Income Tax Purposes.

(a)            Except as provided in this Section 5, income, gains, losses, deduction and credits of the Company for any Fiscal Year or other taxable period shall be allocated to the Members in the same manner as Company items of income, gain, loss, deduction and credit were allocated to the Members for such Fiscal Year or other taxable period pursuant to Section 3 and Section 4 of this Exhibit B.

(b)            Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Gross Asset Value utilizing a method selected by the Managing Member with prior approval of Supermajority Consent.

Exhibit B

(c)            If the Gross Asset Value of any Company asset is adjusted pursuant to Regulation § 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value utilizing a method selected by the Managing Member.

(d)            Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Member taking into account the principles of Regulation § 1.704-1(b)(4)(ii).

(e)            All recapture of income tax deductions resulting from the transfer of Company property (e.g., under Code Sections 1245, 1250 and 1254) shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the transfer of such property.

(f)            Allocations pursuant to this Section 5 are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other Company items pursuant to any other provision of this Agreement.

Section 6.                Other Allocation Rules.

(a)            All items of income, gain, loss, deduction and credit allocable to an Interest in the Company that may have been transferred shall be allocated between the Transferor and the Transferee in accordance with a method selected by the Managing Member and permissible under Code 706 of the Code and the applicable Regulations.

(b)            Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company in any Fiscal Year or other taxable period within the meaning of Regulation § 1.752-3(a)(3), the Members’ interests in Company profits shall be determined by the Managing Member.

Section 7.                Tax Returns.

(a)            The Managing Member shall cause to be prepared and filed all necessary U.S. federal, and applicable state and local, income tax returns for the Company, including filing Form 1065 and other applicable tax returns as required and making the elections described in Section 8 of this Exhibit B. Upon the request (written or oral) of the Managing Member, each Member shall give to the Managing Member all pertinent information in its possession relating to Company that is reasonably necessary to enable the Company’s income tax returns to be prepared and filed.

(b)            The Managing Member shall cause the Company to deliver to each of the Members the following schedules relating to the income tax returns of the Company: (i) no later than March 31st after the end of the relevant taxable year, an estimated IRS Schedule K-1 (or applicable successor or substitute form), and (ii) no later than June 30th after the end of such year, a final IRS Schedule K-1 or applicable successor or substitute form).

Exhibit B

(c)            The Members agree that they will not, without the prior written consent of the Managing Member, (i) treat, on their own income tax returns, any item of income, gain, loss, deduction, or credit relating to their interest in the Company in a manner inconsistent with the treatment of such items by the Company as reflected on IRS Schedule K-1 (or applicable substitute or successor form) furnished to such Member pursuant to this Section 7(c) of this Exhibit B, or (ii) file any claim for a refund relating to any such item based on, or that would result in, such inconsistent treatment.

Section 8.               Tax Elections.

(a)            Except as provided in Section 9 of this Exhibit B, the Managing Member shall cause the Company to make the following elections on the appropriate tax returns:

(i)            to adopt the calendar year as the Company’s taxable year;

(ii)           to adopt the accrual method of accounting;

(iii)         an election pursuant to Code Section 754;

(iv)         to elect to deduct the organizational expenses of the Company as permitted by Code Section 709(b);

(v)          to elect to deduct the start-up expenditures of the Company as permitted by Code Section 195(b); and

(vi)         any other election that the Managing Member reasonably deems to be in the best interest of the Company and the Members.

(b)            Except as provided in Section 8(a), Section 8(c) and Section 9 of this Exhibit B, the Managing Member shall not make any tax election that would reasonably be expected to have a material adverse effect on any Member(s) with respect to the Company without the approval of such Member(s) (not to be unreasonably withheld, conditioned or delayed).

(c)            Notwithstanding Section 8(a) of this Exhibit B, neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable state Law unless in accordance with Schedule 2, and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 9.               Partnership Tax Audits.

(a)            The Managing Member shall act as the “partnership representative” within the meaning of Code Section 6223 (the “Partnership Representative”).

Exhibit B

(b)            The Partnership Representative shall have the exclusive right and sole authority to act on behalf of the Company under Subchapter C of Section 63 of the Code, as amended by the Bipartisan Budget Act (relating to partnership audit proceedings), in any tax proceedings brought by any Governmental Authority. The Partnership Representative shall be responsible for making all decisions, filing all elections and taking all other actions, in each case related to any such tax proceedings or otherwise related to its role as “partnership representative” in its reasonable discretion, and each Member and former Member agrees to cooperate in all respects with the Partnership Representative in order to effectuate such decisions, elections and actions; provided that, except as provided in Section 9(c) of this Exhibit B, (i) all material elections related to Code Sections 6221 through 6241 shall require the approval of the Member(s) (not to be unreasonably withheld, conditioned or delayed), and (ii) the Member(s) shall have the right to review and provide comments with respect to all such elections, decisions or actions. The Partnership Representative shall promptly notify the other Member(s) of any audit, administrative or judicial proceeding relating to taxes of the Company and forward to each Member copies of all notices and significant written communications concerning any such proceeding, in each case, as soon as reasonably practicable, but no later than thirty (30) days, after becoming aware of any such proceeding or receiving any such notice or significant written communication. During the pendency of any such proceeding, the Partnership Representative shall keep the other Member(s) reasonably informed with respect to, and shall provide the other Member(s) periodic reports concerning, the status of any such proceeding.

(c)            Without the prior written consent of each Member, the Partnership Representative shall not (i) extend the statute of limitations with respect to any income tax of the Company, or (ii) file a request for administrative adjustment, file suit concerning any income tax refund or deficiency relating to any administrative adjustment or enter into any settlement agreement relating to any item of income, gain, loss, deduction or credit for any Fiscal Year or other taxable period.

Exhibit B

EXHIBIT C

ASSET MANAGEMENT SERVICES

Without limiting the authority granted to the Managing Member under this Agreement, the Managing Member shall provide (or cause to be provided) the following Asset Management Services on behalf of each member of the Company Group:

1.	Day to Day Operations and Management

(A)	Prepare and file state or local tax returns required to be filed by each member of the Company Group

(B)	Keep and maintain proper books and records for each member of the Company Group, and prepare or cause to be prepared financial statements or other reports of the Company Group as required by this Agreement

(C)	Negotiate, enter into, amend, terminate and administer any agreement or contract on behalf of any member of the Company Group, and perform, or cause any member of the Company Group to perform, its obligations under any such agreement or contract binding on such member of the Company Group, including any agreement pertaining to the procurement, purchase, sale or management of electricity, construction, development, design, engineering or any other function related to the development, operation or maintenance of any Project

(D)	Initiate, defend, manage and control any litigation, suit or other proceeding to which any member of the Company Group is subject

2.	Construction and Operations Services

(A)	Hire and fire contractors to perform services in connection with the development, construction or operation of any Approved Project

(B)	Review, manage and oversee the development, construction and operation of each Approved Project

(C)	Obtain and maintain, or cause the applicable member of the Company Group to obtain and maintain, proper approvals, consents, permits and other requirements imposed by applicable Law or any Governmental Authority with jurisdiction over the Company or any Approved Project, in each case necessary for the development, construction and operation of any such Approved Project

(D)	Monitor the development costs and construction completion schedule of any Approved Project, including reviewing progress of the development of the Approved Project and communicate with the Approved Project’s engineering or other consultants to confirm that construction is being carried out substantially in accordance with the plans and specifications approved by the applicable jurisdiction

(E)	Hire, remove, and manage any officers, management personnel, technicians or other employees of any member of the Company Group for the management, maintenance and operation of any Approved Project or other Company Group assets

(F)	Cause each member of the Company Group to perform all reasonable actions reasonably necessary to complete the development and construction of, and to place into operation, any Approved Project

Exhibit C

EXHIBIT D

HOSTING AGREEMENT

EXHIBIT E

MATERIAL TERMS OF POWER PURCHASE AGREEMENTS

EXHIBIT F

TRAINING AGREEMENT